UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2011

GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In light of current market opportunities and unsolicited inquiries that the Company has received, Grubb & Ellis Company (the “Company”) has engaged JMP Securities LLC to explore strategic alternatives on behalf of the Company, including the potential sale or merger of the Company.

In addition, the Board of Directors of the Company has determined, as permitted, not to declare a dividend on the Company’s 12% cumulative participating perpetual convertible preferred stock, par value $0.01 per share, for the quarter ending March 31, 2011.

The Company has also extended the expiration date for its consent solicitation with respect to its 7.95% Senior Convertible Notes Due 2015 from 5:00 p.m. New York City time, on March 21, 2011 to 5:00 p.m., New York City time, on March 25, 2011, unless further extended by the Company in accordance with the terms of the consent solicitation.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 15, 2011, the Company and Thomas P. D’Arcy, President and Chief Executive Officer of the Company, entered into an amendment to Mr. D’Arcy’s employment agreement with the Company (the “Second Amendment”). The Second Amendment defers the date by which the Company is obligated to pay Mr. D’Arcy’s guaranteed bonus for the 2010 calendar year from March 15, 2011 to no later than December 31, 2011. The foregoing summary of the Second Amendment does not purport to be complete and is qualified in its entirety by the Second Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following are filed as Exhibits to this Current Report on Form 8-K:

10.1	Second Amendment to Employment Agreement by and between Grubb & Ellis Company and Thomas P. D’Arcy, dated as of March 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY

By:	/s/ Michael J. Rispoli

Michael J. Rispoli
Executive Vice President and Chief Financial Officer

Dated: March 21, 2011